List of Subsidiaries of Registrant

ContextLogic Holdings, LLC, Delaware

US Salt Parent Holdings, LLC, Delaware

US Salt Intermediate Holdings, LLC, Delaware

US Salt Holdings, LLC, Delaware

US Salt Investors, LLC, Delaware

US Salt, LLC, Delaware

Emerald Lake Pearl Acquisition Blocker, LLC, Delaware